UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2018

BGC Partners, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28191, 1-35591	13-4063515
(State or other jurisdiction of incorporation)	(Commission File Numbers)	(I.R.S. Employer Identification No.)

499 Park Avenue, New York, NY 10022

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (212) 610-2200

(Former Name or Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement

The information set forth in Item 8.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement

The information set forth in Item 8.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 8.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01.	Other Events

On March 19, 2018, BGC Partners, Inc. (“BGC” or the “Company”) entered into an unsecured senior credit agreement (the “BGC Credit Agreement”) with Cantor Fitzgerald, L.P. (“Cantor”). The BGC Credit Agreement provides for each party and certain of its subsidiaries to issue loans to the other party or any of its subsidiaries in the lender’s discretion in an aggregate principal amount up to $250 million outstanding at any time. The BGC Credit Agreement replaced a previously existing BGC credit agreement of $150 million between the parties and was approved by the Audit Committee of BGC.

The BGC Credit Agreement will mature on the earlier to occur of (a) March 19, 2019, after which the maturity date of the BGC Credit Agreement will continue to be extended for successive one-year periods unless prior written notice of non-extension is given by a lending party to a borrowing party at least six months in advance of such renewal date and (b) the termination of the BGC Credit Agreement by either party pursuant to its terms. The outstanding amounts under the BGC Credit Agreement will bear interest for any rate period at a per annum rate equal to the higher of BGC’s or Cantor’s short-term borrowing rate in effect at such time plus 1.00%.

On March 19, 2018, the Company drew down $150 million under the BGC Credit Agreement, resulting in a total amount outstanding of $180 million as of such date. The interest rate for such borrowing is currently LIBOR plus 3.25%, which may be adjusted based on the higher of the Company’s or Cantor’s short-term borrowing rate then in effect. Following the drawdown, the remaining availability for BGC to borrow under the BGC Credit Agreement is $70 million.

Also on March 19, 2018, the Company and its publicly-traded subsidiary Newmark Group, Inc. (“Newmark”) entered into an amended and restated credit agreement (the “Amended Newmark Credit Agreement”), which amended and restated the original intercompany credit agreement between the parties, dated as of December 13, 2017 (the “Original Newmark Credit Agreement”). The Amended Newmark Credit Agreement eliminates certain provisions from the Original Newmark Credit Agreement, but the maturity date, the termination provisions, and the interest rate applicable to loans outstanding under the Original Newmark Credit Agreement remain the same. On March 19, 2018, BGC loaned Newmark $150 million under the Amended Newmark Credit Agreement on the same terms as the funds that were borrowed by BGC from Cantor under the BGC Credit Agreement. Newmark intends to use the proceeds for a period of at least three months to supplement its restricted cash account pledged for the benefit of Fannie Mae. As of the date hereof, Newmark’s total net borrowings under the Amended Newmark Credit Agreement are $205 million.

The foregoing descriptions of the BGC Credit Agreement and the Amended Newmark Credit Agreement do not purport to be complete and are qualified in their entirety by reference to the actual terms of the BGC Credit Agreement and the Amended Newmark Credit Agreement, respectively, copies of which are attached hereto as Exhibit 10.1 and 10.2 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

The exhibit index set forth below is incorporated by reference in response to this Item 9.01.

EXHIBIT INDEX

Exhibit Number	Description

10.1	Credit Agreement, dated as of March 19, 2018, by and between BGC Partners, Inc. and Cantor Fitzgerald, L.P.

10.2	Amended and Restated Credit Agreement, dated as of March 19, 2018, by and between BGC Partners, Inc. and Newmark Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 23, 2018	BGC PARTNERS, INC.

	By:	/s/ Howard W. Lutnick
		Name:	Howard W. Lutnick
		Title:	Chairman and Chief Executive Officer